Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Midas, Inc.:

We consent to the incorporation by reference in the Registration Statement (Nos. 333-44625, 333-58363, 333-74094, 333-89226, 333-105458, 333-101559, 333-128503, 333-42196, 333-44797) on Form S-8 and the Registration Statement (No. 333-105458) on Form S-3 of Midas, Inc. of our reports dated March 21, 2011, with respect to the consolidated balance sheets of Midas, Inc. as of the end of fiscal years 2011 and 2010, and the related consolidated statements of operations, cash flows, and changes in shareholders’ equity for each of the fiscal years 2011, 2010, and 2009, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the annual report on Form 10-K of Midas, Inc. for the fiscal year end 2011.

/s/ KPMG LLP

Chicago, Illinois

March 21, 2012